Exhibit 10.3
FIFTH AMENDMENT TO THE AMENDED AND RESTATED STRATEGIC
ALLIANCE AGREEMENT
     This Fifth Amendment to the Amended and Restated Strategic Alliance Agreement (this “Amendment”) dated as of June 8, 2010 is made by and between PENWEST PHARMACEUTICALS CO., a corporation organized and existing under the laws of the State of Washington, with its principal place of business at 2981 Route 22, Patterson, New York 12563 (“Penwest”), and ENDO PHARMACEUTICALS INC., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317 (“Endo”), and amends the Amended and Restated Strategic Alliance Agreement, dated April 2, 2002, between Penwest and Endo (as amended, the “Strategic Alliance Agreement”). Any capitalized terms used but not defined in this Amendment will have the meaning ascribed to such terms in the Strategic Alliance Agreement. Penwest and Endo are referred to in this Amendment as the “Parties” and individually as a “Party”. Any capitalized terms used but not defined herein will have the meaning ascribed to such terms in the Strategic Alliance Agreement.
     In consideration of the mutual covenants and conditions herein set forth, the receipt and sufficiency of which consideration is hereby acknowledged, the Parties agree as follows:
1. AMENDMENT TO ROYALTIES
     1.1 Effective April 1, 2010 and continuing through December 31, 2012 (the “First Royalty Reduction Period”), the Royalty rate set forth in Section 4.5.1 of the Strategic Alliance Agreement with respect to the Product shall not exceed 22% as a percentage of U.S. Product Net Sales during such period, subject to the following sentences. During the fourth calendar quarter of 2012, Penwest and Endo shall calculate the difference between the amount of Royalties for Product that would have been payable by Endo to Penwest during the First Royalty Reduction Period through the third calendar quarter of 2012 as if the Royalty rate had not been capped at 22% as provided in the first sentence of this paragraph and the amount of Royalties payable during such period giving effect to the 22% cap on the Royalty rate as provided in this paragraph. The Royalty rate on U.S. Product Net Sales shall be adjusted during the fourth calendar quarter of 2012 to such percentage of U.S. Product Net Sales for Product for such calendar quarter as will result in the Royalties payable by Endo to Penwest in respect to U.S. Product Net Sales for Product to be $7,300,000 lower for the First Royalty Reduction Period than the aggregate Royalties would have been for Product for such period had the Royalty rate not been adjusted for such period as provided in this paragraph; provided, however, that Penwest shall have no obligation to make any payment to Endo as a result of the adjustments in this paragraph.
     1.2 Effective January 1, 2013 and continuing through December 31, 2013 (the “Second Royalty Reduction Period”), the Royalty rate set forth in Section 4.5.1 of the Strategic Alliance Agreement with respect to the Product shall not exceed 20% as a percentage of U.S.

Product Net Sales during such period, subject to the following sentences. During the fourth calendar quarter of 2013, Penwest and Endo shall calculate the difference between the amount of Royalties for Product that would have been payable by Endo to Penwest for the Second Royalty Reduction Period through the third calendar quarter of 2013 as if the Royalty rate had not been capped at 20% as provided in the first sentence of this paragraph and the amount of Royalties payable during such period giving effect to the 20% cap on the Royalty rate as provided in this paragraph. The Royalty rate on U.S. Product Net Sales shall be adjusted for the fourth calendar quarter of 2013 to such percentage of U.S. Product Net Sales for Product during such period as will result in the aggregate Royalties payable by Endo to Penwest in respect to U.S. Product Net Sales for Product to be $700,000 lower for the Second Royalty Reduction Period than the aggregate Royalties would have been for Product for such period had the Royalty rate not been adjusted for such period as provided in this paragraph; provided, however, that Penwest shall have no obligation to make any payment to Endo as a result of the adjustments in this paragraph.
     1.3 Notwithstanding any other provision to the contrary, the Parties agree that sales of those Impax Products (as defined in the Settlement Agreement) which are covered only by the Existing Patents (as defined in the Settlement Agreement) and sold during the applicable Exclusivity Period (as defined in the Settlement Agreement) shall not be considered sales of Licensed Oxymorphone Products and no financial consideration, including, without limitation, royalties or sales milestones, shall be due to Penwest with respect to such sales. For all other Impax Product sales, any payments received by Endo from Impax with respect to such sales shall be deemed to be “Applicable Sublicense Consideration” and Penwest shall be entitled to payment thereon pursuant to the Agreement. Penwest shall not be entitled to payment of any kind with respect to the sale of any Licensed Oxymorphone Products for which Endo receives no consideration. “Settlement Agreement” means the Settlement and License Agreement entered into among Penwest, Endo and Impax Laboratories, Inc. (“Impax”) concurrently herewith.
     1.4 The Parties agree that Endo shall be solely responsible for all payments to Impax pursuant to the Settlement Agreement and that Endo may not deduct such payments from Net Sales or offset such payments against any amounts owed by Endo to Penwest pursuant to the Strategic Alliance Agreement.
2. MISCELLANEOUS
     2.1 Except as set forth herein, no other portion of the Strategic Alliance Agreement is hereby amended and the terms of the Strategic Alliance Agreement shall continue in full force and effect. All references in the Strategic Alliance Agreement to “this Agreement” shall be deemed to include the provisions of this Amendment.
     2.2 This Amendment, together with the Strategic Alliance Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral between the Parties with respect to the subject matter hereof.
     2.3 Any terms of this Amendment may be amended, modified or waived only in a writing signed by both Parties.

     2.4 This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of laws rules.
     2.5 Neither Party shall issue any press release or make any public announcements regarding the subject matter of this Amendment and related provisions of the Strategic Alliance Agreement, as amended hereby, without the prior written consent of the other Party, which will not be unreasonably withheld; provided, however, that notwithstanding the foregoing, either Party shall have the right to issue press releases and to make public announcements regarding the subject matter of this Amendment and related provisions of the Strategic Alliance Agreement, as amended hereby, without the consent of the other Party in order to comply with disclosure obligations that are imposed by applicable law, regulation or legal process, including without limitation by rules and regulations under applicable securities laws and by rules and regulations of any stock exchange or NASDAQ, provided that the Party complying with any such disclosure requirement shall, if practicable, provide the other Party with an opportunity to review and comment on the content of any such disclosure, to the extent such content has not previously been disclosed publicly.
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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

ENDO PHARMACEUTICALS INC.

By:	/s/ David P. Holveck

Name and Title: President and CEO

Date: June 7, 2010

PENWEST PHARMACEUTICALS CO.

By:	Jennifer L. Good

Name and Title: President and CEO

Date: June 8, 2010